CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent oil and gas consultants, LaRoche Petroleum Consultants, Ltd. hereby consents to (a) the use of our report setting forth our estimates of proved reserves and future revenue, as of December 31, 2009, to the interest of Tengasco, Inc. (“Tengasco”) in certain oil and gas properties; and (b) all references to our firm included in or made a part of Tengasco’s Annual report on Form 10-K for the year ended December 31, 2009.

S/Stephen W. Daniel
LaRoche Petroleum Consultants, Ltd.
Stephen W. Daniel

Dallas, Texas
March 18, 2010